Exhibit 12.1


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                               Nine Months
                                  Ended           Year Ended December 31
                               September 30  --------------------------------
                                1994  1993*   1993   1992    1991   1990   1989
                                ----  -----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $61     $63    $84    $87     $91    $88    $79
Capitalized interest             53      78    105     78      63     50     42
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent         37      32     44     14      15     28     93
Other interest and fixed
  charges                       341     304    372    408     474    554    761
                               ----    ----   ----   ----    ----    ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                $492    $477   $605   $587   $643    $720   $975
                                ====   ====   ====   ====   ====    ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $962     $90   $280   $376   $(53) $1,935 $2,271
                                ====   ====   ====   ====   ====  ====== ======

Ratio of (B) to (A)            1.95     (a)    (b)    (c)    (d)    2.69   2.33
                                ====   ====   ====   ====   ====    ====   ====

*Restated

(a) Earnings did not cover combined fixed charges and preferred stock dividends by $387 million.
(b) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million.
(c) Earnings did not cover combined fixed charges and preferred stock dividends by $211 million.
(d) Earnings did not cover combined fixed charges and preferred stock dividends by $696 million.